EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Lifeway Foods Inc. 2015 Omnibus Incentive Plan of our reports dated March 15, 2016, with respect to the consolidated balance sheet of Lifeway Foods, Inc. and Subsidiaries as of December 31, 2015 and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for the year then ended, the related financial statement schedule of valuation and qualifying accounts and the effectiveness of internal control over financial reporting as of December 31, 2015 included in its Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Mayer Hoffman & McCann LLP

March 29, 2016